EXHIBIT 99.1

GENESIS MICROCHIP INC. APPROVES ADOPTION OF
STOCKHOLDER RIGHTS PLAN

SAN JOSE, Calif., June 26, 2002. Genesis Microchip Inc. (Nasdaq: GNSS), a global leader in imaging and digital video/graphics processing technologies, announced today that its board of directors approved the adoption of a stockholder rights plan. Under the plan, Genesis will issue a dividend of one right for each share of common stock of the company held by stockholders of record as of the close of business on July 8, 2002.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of a certain percentage of the company’s common stock while the stockholder rights plan remains in place, the rights will become exercisable, unless redeemed, by all rights holders except the acquiring person or group, for shares of the company or of the third-party acquirer having a value of twice the right’s then–current exercise price.

ABOUT GENESIS MICROCHIP INC.

Genesis Microchip is a leading supplier of cost-effective integrated circuits and software solutions, which are at the core of all display systems. Flat-panel displays, digital televisions, and consumer video products all benefit from Genesis Microchip technology, which connects and formats any kind of source content to be displayed with the highest image quality on any type of display. All leading brand-name monitor vendors use “Genesis Display Perfection” components. Founded in 1987, Genesis has offices in Silicon Valley, California; Toronto, Canada; Bangalore, India; Taipei, Taiwan; Seoul, Korea; Shenzhen, China and Tokyo, Japan. Further information is available at www.genesis-microchip.com.

Note to Editors:  Genesis is a registered trademark of Genesis Microchip Inc. Genesis Display Perfection is a trademark of Genesis Microchip Inc.

CONTACT:

Genesis Microchip Inc.
Eric Erdman, 905/889-5400 (CFO)
or
Nagle & Ferri
Investor Relations, 415/575-1999